Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Peggy Landon (913-344-9315)
Director of Investor Relations and
Corporate Communications

Amy J. Yoder Named to Compass Minerals Board of Directors

OVERLAND PARK, Kan. (May 23, 2012) – Amy J. Yoder has been appointed to the board of directors of Compass Minerals (NYSE:CMP), expanding the board membership to nine.  She will serve on the board’s Nominating/Corporate Governance and Environmental, Health and Safety committees.

Ms. Yoder, 45, is head of North America and Australia for Arysta LifeScience North America, LLC, a division of the world’s largest privately held crop protection and life science company.  Her more than 20 years of agribusiness, consumer products and chemical industry experience includes serving as a senior advisor for Atlas Advisors, president of the United Industries division of Spectrum Brands, Inc., and vice president and general manager of Biolab, a subsidiary of Chemtura, Inc.  She also has held progressively responsible positions with DuPont, Monsanto, UAP Timberland and Nufarm Americas.

Ms. Yoder holds a Bachelor of Science degree in agricultural technology systems management from Michigan State University.  She will serve as a Class II director with a term expiring at the 2014 Annual Meeting of Stockholders.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing, water conditioning and pool products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  The company also provides records management services to businesses throughout the U.K. For more information, visit www.compassminerals.com.